Exhibit (12)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 8, 2016

Board of Trustees

Professionally Managed Portfolios

615 East Michigan Street

Milwaukee, Wisconsin 53202

Board of Trustees

Pacific Funds Series Trust

700 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to each of the funds identified on Schedule A as an acquired fund (each, an “Acquired Fund”), each a separate series of Professionally Managed Portfolios, a Massachusetts business trust (“PMP Trust”), and to each of the funds identified on Schedule A as an acquiring fund (each, an “Acquiring Fund”), each a separate series of Pacific Funds Series Trust, a Delaware statutory trust (“PFS Trust”), and to the holders of shares of beneficial interest (the “Acquired Fund Shares”) of each Acquired Fund (the “Acquired Fund Shareholders”), in connection with the proposed transfer of all of the properties of each Acquired Fund to each Acquiring Fund in exchange solely for voting shares of beneficial interest of each Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all liabilities of each Acquired Fund by each Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by each Acquired Fund in complete liquidation and termination of each Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of December 16, 2015, executed by PFS Trust on behalf of each Acquiring Fund and by PMP Trust on behalf of each Acquired Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from PFS Trust on behalf of each Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from PMP Trust on behalf of each Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to each Acquired Fund and each corresponding Acquiring Fund:

1.

The acquisition by Acquiring Fund of all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code.

2.

Acquired Fund will not recognize gain or loss upon the transfer of all of its properties to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.	Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.

5.

The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.

Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.

The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.

An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

10.	Acquiring Fund will succeed to and take into account the items of Acquired Fund described in Section 381(c) of the Code.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very	truly yours,

SCHEDULE A

THE ACQUIRED FUNDS (each Acquired Fund is a series of Professionally Managed Portfolios)	THE ACQUIRING FUNDS (each Acquiring Fund is a series of Pacific Funds Series Trust)
Rothschild U.S. Large-Cap Core Fund	Pacific Funds Large-Cap
Rothschild U.S. Large-Cap Value Fund	Pacific Funds Large-Cap Value
Rothschild U.S. Small/Mid-Cap Core Fund	Pacific Funds Small/Mid-Cap
Rothschild U.S. Small-Cap Core Fund	Pacific Funds Small-Cap
Rothschild U.S. Small-Cap Value Fund	Pacific Funds Small-Cap Value
Rothschild U.S. Small-Cap Growth Fund	Pacific Funds Small-Cap Growth